UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

RIGEL PHARMACEUTICALS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

RIGEL PHARMACEUTICALS, INC.
611 Gateway Boulevard, Suite 900
South San Francisco, California 94080

SUPPLEMENT TO PROXY STATEMENT
DATED APRIL 14, 2023
FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 25, 2023

This supplement (this “Supplement”), dated May 15, 2023, supplements and amends the definitive proxy statement (the “Proxy Statement”) filed by Rigel Pharmaceuticals, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on April 14, 2023 for the Company’s 2023 Annual Meeting of Stockholders to be held on May 25, 2023 (the “Annual Meeting”). This Supplement is being filed to clarify a possible ambiguity with regard to the voting standard and treatment of broker non-votes.

Accordingly, the Proxy Statement is hereby amended as follows:

The second bulleted response to Question 19 under the heading “Questions and Answers About These Proxy Materials and Voting ― How many votes are needed to approve each proposal?” is amended as follows:

Proposal No. 2, approval of our Amended 2018 Plan, will be considered approved if it receives “For” votes from the majority of the outstanding shares of Common Stock present online or represented by proxy and entitled to vote on the proposal at the Annual Meeting. If you abstain from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

Under the heading “Proposal No. 2: Approval of an Amendment to 2018 Equity Incentive Plan”, the second sentence of the last paragraph on page 41 of the Proxy Statement is amended as follows:

The affirmative vote of the holders of a majority of the shares present online or represented by proxy and entitled to vote on this proposal at the Annual Meeting will be required to approve the amendment to our Amended 2018 Plan.

Except as specifically supplemented by the information contained herein, this Supplement does not revise or update any of the other information set forth in the Proxy Statement.

This Supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting, and the Proxy Statement contains other important additional information. This Supplement should be read in conjunction with the Proxy Statement.

If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any further action unless you wish to change your vote. If you have submitted a proxy and wish to change your vote, you may revoke your proxy and change your vote by following the instructions in Question 17 under the heading “Questions and Answers About These Proxy Materials and Voting — Can I change or revoke my vote after submitting my proxy?” of the Proxy Statement.